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                                                                    EXHIBIT 10.2


                        SEVERANCE COMPENSATION AGREEMENT



        SEVERANCE COMPENSATION AGREEMENT dated as of August 15, 1997, between GISH BIOMEDICAL, INC. a California corporation ("Company"), and Jeanne Miller ("Executive").

        The Company's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of Executive to her assigned duties and to provide to Executive fixed severance compensation in the event of termination under certain circumstances.

        This Agreement sets forth the severance compensation that the Company agrees it will pay to Executive if Executive's employment with the Company terminates under one of the circumstances described herein.

        1. Term. The term of this Agreement shall commence on the date hereof and shall end on the later of (i) the second anniversary of the date of this Agreement or (ii) two (2) years following the date on which notice of non-renewal or termination of this Agreement is given by either the Company or Executive to the other. Thus, this Agreement shall be renewable automatically on a daily basis so that the outstanding term is always two (2) years following any effective notice of non-renewal or of termination given by the Company or Executive.

        2. Severance Payment. In the event that Executive's employment is terminated for any reason other than (i) death, (ii) Disability (as defined in Section 3(a)) or (iii) a Voluntary Termination of Employment Without Good Reason (as defined in Section 3(b)):

               (a) Subject to Section 2(b) below, Executive shall be entitled to a severance payment equal to 299% of her "base amount" as such term is defined in Internal Revenue Code ("Code") Section 280G ("Base Amount"), payable in a lump sum within thirty (30) days of the date of termination. In the event that Executive's employment is terminated for death, Disability or a Voluntary Termination of Employment Without Good Reason or in the event of a "Qualified Rehire" as such term is defined in Section 3(d), Executive shall not be entitled to a severance payment.

               (b) Limitation. To the extent that any or all of the payments and benefits provided for in this Agreement constitute "parachute payments" within the meaning of Section 280G of the Code and, but for this Section 2(b), would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times Executive's Base Amount. The determination of any reduction of any payment or benefits under this Section 2 pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and Executive.

         3.    Definitions.

               (a) The term "Disability" as used in this agreement shall mean three (3) months of substantially continuous disability. Disability shall be deemed "substantially continuous" if, as a

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practical matter, Executive, by reason of mental or physical health, is unable to sustain reasonably long periods of substantial performance of her duties.

               (b) The term "Voluntary Termination of Employment Without Good Reason" shall mean Executive's termination of employment by the action of Executive, other than a voluntary termination following a Change in Control (as defined in Section 3(c)) or a voluntary termination due to (i) material breach by the Company of any representation, covenant or agreement contained in this Agreement, (ii) a change in Executive's title or a reduction or alteration of the duties of Executive which are materially consistent with the duties generally performed by a chief financial officer, (iii) a reduction in Executive's base salary or (iv) a requirement that Executive relocate outside Orange County California.

               (c) A "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of at least 80% of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Company's outstanding shares of Common Stock (other than any such person who had record or beneficial ownership of at least 20% of the Company's outstanding shares of Common Stock on the date hereof), or (iv) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of the two year period constituted the entire Board of Directors do not for any reason constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

               (d) A "Qualified Rehire" shall have occurred, effective upon consummation of a Change in Control, when the respective successor or surviving entity to the Company employs Executive with such duties and compensation terms as are materially consistent with those duties and compensation terms as were in effect between the Company and Executive prior to the consummation of such Change in Control.

        4. Notice of Termination. Any termination by the Company pursuant to which the Company asserts that a severance payment is not due Executive under
Section 2 shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific provisions in this Agreement relied upon and which set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment without a severance payment. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.


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        5. No Obligation to Mitigate Damages; No Effect on Other Contractual
Rights; No Employment Contract.

               (a) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise.

               (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan, employment agreement or other contract, plan or arrangement.

               (c) Nothing herein shall be deemed to give Executive any right to continue as an Employee of the Company, and the Company shall have the right, subject to compliance with this Agreement, to terminate Executive at any time.

        6. Successors. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to [him/her] hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

        7. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

               If to the Company:

                      Gish Biomedical, Inc.
                      Kelvin Avenue
                      Irvine, California 92714-5821
                      Attention:  Secretary

               If to Executive:

                      Jeanne Miller
                      263 East 23rd Street
                      Costa Mesa, CA 92627

        or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by


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the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        11. Entire Agreement. This Agreement contains all of the terms agreed upon between Executive and the Company with respect to the subject matter hereof and replaces and supersedes all prior Severance Compensation Agreements between Executive and the Company. Executive and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except by subsequent written agreement of Executive and the Company.

        12. Arbitration, Legal Fees and Expenses. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the matter shall be determined by arbitration, which shall take place in Orange County, California, under the rules of the American Arbitration Association; and a judgment upon such award may be entered in any court having jurisdiction thereof. Any decision or award of such arbitrator shall be final and binding upon the parties and shall not be appealable. The parties hereby consent to the jurisdiction of such arbitrator and of any court having jurisdiction to enter judgment upon and enforce any action taken by such arbitrator. The Company shall pay all legal fees and expenses which Executive may incur as a result of the Company's contesting the validity, enforceability or Executive's interpretation of, or determinations under, this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

"COMPANY"                                    "EXECUTIVE"
GISH BIOMEDICAL, INC.



By:  /S/ Dick Dutrisac                       /S/ Jeanne Miller
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Its:    Authorized Agent                         Jeanne Miller
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